Exhibit 4.13

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(1) FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

AND

(2) ASCENDIS PHARMA A/S

COMMERCIAL SUPPLY AGREEMENT

CONTENTS

1.	Definitions and Interpretation		1
2.	Appointment and Term		7
3.	Program Management, Forecasting and Orders		8
4.	capacity and expansion terms		11
5.	Manufacture of Products		12
6.	Conforming batches and Non-Conforming Batches		15
7.	Delivery, Title and Risk		16
8.	Price and Payment		17
9.	Liability		19
10.	Insurance		21
11.	Intellectual Property		22
12.	Intellectual Property Indemnity		22
13.	Confidentiality		22
14.	Change		25
15.	Termination and Consequences		25
16.	Force Majeure		28
17.	Dispute Resolution		28
18.	Audit		29
19.	Notices		29
20.	Export Controls, Modern Slavery and Corruption		30
21.	Assignment and Sub-Contracting		31
22.	General		31
23.	Governing Law		32
	Schedule 1	Charges	33
	Schedule 2	Forecasting and Orders	35
	Schedule 3	Addresses for Notice	38
	Schedule 4	Customer Deliverables	39
	Schedule 5	Storage Agreement	40
	Signature Page of Commercial Supply Agreement		43

Fujifilm Ascendis Commercial Supply Agreement

THIS AGREEMENT IS BETWEEN

(1)

FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED incorporated and registered in England and Wales with company number 05803359 whose registered office is at Belasis Avenue, Billingham, TS23 1LH, England (“Fujifilm”); and

(2)	ASCENDIS PHARMA A/S incorporated and registered in Denmark with registration number 29918791 whose registered office is at Tuborg Boulevard 12, DK-2900 Hellerup, Denmark (the “Customer”),

each individually a “Party” and collectively “the Parties”.

BACKGROUND

(A)

Fujifilm is a biopharmaceutical contract development and manufacturing organization. The Customer wishes to appoint Fujifilm to supply batches of certain of the Customer’s products for commercial use in the Territory.

(B)	Fujifilm and the Customer have agreed to work together on the terms and conditions contained in this Agreement.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”	in respect of either party, any company from time to time directly or indirectly Controlling, Controlled by or under common Control with that party;

“Application”	the Customer’s biologics license or new drug application and marketing authorization application;

“Applicable Laws”	those UK, EU laws issued by the European Commission and US laws, regulations and binding guidance, in each case to the extent applicable to the Program, together with the laws, regulations and binding guidance of other countries agreed to be added pursuant to clause 5.4;

“Ascendis Material”	a consumable item used or intended for use in a Program, being one supplied [***] by Ascendis, including [***];

“Background IP”	all Intellectual Property Rights controlled, owned or jointly owned by either Party (or a third party on its behalf) prior to the Effective Date or developed independently from the Program;

“Batch”	a quantity of an Intermediate Product, the Product or [***] Reagent that is produced from a run of the applicable Process;

Fujifilm Ascendis Commercial Supply Agreement	1

“Business Day”	a day other than a Saturday, Sunday or public holiday in England and/or the country in which the Customer’s head office is located;

“Campaign”	a series of at least 2 Batches of the same Product, or Intermediate Batches used in the manufacture of the Product, purchased in sequence using the same manufacturing equipment ([***]);

“Campaign Price”	has the meaning given to it in paragraph 1.8 of Schedule 1;

“cGMP”	Current Good Manufacturing Practice as defined in (i) the Federal Register volume 66 No 186 and those sections applicable within the FDA Regulations 21 CFR Part 210, 211, 600, 601 and 610 and (ii) the rules governing medicinal products in the European Union. Volume 4 – Guidelines for good manufacturing practices for medicinal products for human and veterinary use. Part II – Basic Requirements for Active Substances used as Starting Materials and ICHQ7 and (iii) any similar UK specific regulations potentially coming into force after 19 March 2019;

“Change”	has the meaning given to it in clause 0;

“Charges”	has the meaning set out in clause 8.1;

“Commercially Reasonable Efforts”	with respect to the activities pursuant to a Program, the reasonable efforts and resources used by a reputable biopharmaceutical contract manufacturing organization for drug substances of similar nature, complexity and developmental stage in the same or similar circumstances;

“Confidential Information”	the fact and terms of this Agreement and all information (in whatever form) in respect of the business of each of the Parties and each of its Affiliates including any ideas; business methods; finance; prices, business, financial, marketing or development plans; products or services, know-how or other matters connected with products or services manufactured and/or marketed; customer lists or details; computer systems and software; which is (in each case) provided or obtained by one Party to or for the other;

“Conforming Batch”	a Batch of Product which has been produced in accordance with cGMP and which meets the Product Specification and a Batch of Intermediate Product [***] which has been produced in accordance with cGMP and which meets the [***] Reagent Specification or the Intermediate Product Specification, as applicable;

Fujifilm Ascendis Commercial Supply Agreement	2

“Consumable”	a consumable item used or intended for use in a Program, being one supplied by Fujifilm, including [***];

“Control”

(a)   any power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a body corporate as are able to cast the majority of the votes capable of being cast by members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that body corporate; or

(b)   the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or indirectly) which confer in aggregate on the holders thereto 50% or more of the total voting rights exercisable at general meetings of that body corporate on all, or substantially all, matters, and “Controlled” and “Controlling” shall be construed accordingly;

“Customer Deliverable”	the deliverables to be supplied by the Customer listed in Schedule 4;

“Customer Foreground IP”	all Foreground IP that constitutes an improvement or modification which [***] to the Customer’s Background IP [***];

“Dedicated Equipment”	Fujifilm equipment in the Facility that is dedicated to the Customer;

“Deviation”	a cGMP deviation as detailed in the Quality Agreement;

“Disposition”	the part of the Program during which (i) the Product or [***] or Intermediate Product is tested for compliance versus the Product Specification; (ii) all production instruction and analytical records relating to cGMP manufacture of each Batch prepared by Fujifilm are reviewed; and (iii) a Fujifilm recommendation for Product release or reject is made; in each case as applicable;

“Drug Product”	the final dosage form of product which contains Product in association with other active or inactive ingredients [***];

Fujifilm Ascendis Commercial Supply Agreement	3

“Effective Date”	the date of signature by all Parties to this Agreement;

“Facility”	any of Fujifilm’s manufacturing facilities in which a Program will be performed;

“Force Majeure Event”	any event or circumstances outside the reasonable control of a Party affecting its ability to perform any of its obligations under this Agreement including act of God, fire, flood, severe weather, epidemic or pandemic, war, revolution, acts of terrorism, riot or civil commotion, acts of government, trade embargo, labour disputes (excluding labour disputes involving the Party in question), interruption of utility service, restraints or delays affecting shipping or carriers, (where proper precautions have been taken by the party suffering the event or circumstance) inability or delay in obtaining supplies of adequate or suitable materials, (where proper precautions have been taken by the party suffering the event or circumstance) breakdown or failure in equipment or machinery, (where proper precautions have been taken by the party suffering the event or circumstance) cyber-attack, currency restrictions, and illness affecting a material number of the Program team, but shall not include the failure of Drug Product in clinical trials or failure of Drug Product to gain, or loss of, regulatory approval;

“Forecast Date”	has the meaning given to it in paragraph 2.1 of Schedule 2;

“Foreground IP”	all Intellectual Property Rights that arise or are obtained or developed by or on behalf of either Party in the course of the performance of a Program;

“Fujifilm Foreground IP”	all Foreground IP [***];

“Half Year”	has the meaning given to it in paragraph 2.1 of Schedule 2;

“Health Authorities”	shall mean any national or international health authority including but not limited to those of the European Union, and the United States;

“Indemnify”	on demand to indemnify and keep indemnified, and hold harmless, the Party to be indemnified on an after tax basis;

“Initial Term”	the period from the Effective Date until 31 December in the year in which the fifth anniversary of the Launch Date falls;

Fujifilm Ascendis Commercial Supply Agreement	4

“Intellectual Property Right”	any current and future intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

“Intermediate Batch”	a Batch of an Intermediate Product that is produced from a run of the [***] intermediate element of the Process;

“Intermediate Products	[***] the recombinant human growth hormone (hGH) produced as part of [***];

“[***]”	has the meaning given to such term in clause 5.8.4

“Joint Steering Committee”	the committee formed and operated by the Parties, which shall act in resolving disagreements and disputes between the Parties, discuss and evaluate the mutual cooperation and in good faith negotiate and decide upon issues;

“Key Assumptions”	the key assumptions set out in part 2 of Schedule 2;

“KPI”	a key performance indicator agreed by the Joint Steering Committee pursuant to clause 3.2.7;

“Launch Date”	the date the Drug Product is first made available by the Customer in any country for sale as an approved drug for the treatment of patients;

“Liabilities”	any (i) liabilities whether in contract, tort (including negligence) or otherwise; (ii) losses, costs (including internal costs/overheads), damages, fines or expenses including reasonable legal fees; and (iii) claim, demand, proceeding, action or cause of action; in each case howsoever arising. “Liability” shall be construed accordingly;

“Materials”	has the meaning given to it in clause 7.1;

“Maximum Annual Quantity”	as set out in Schedule 2;

“Minimum Annual Quantity”	as set out in Schedule 2;

“Non-Conforming Batch”	a Batch which has not been produced in accordance with cGMP and/or does not meet, as appropriate, the Product Specification or the [***] Specification or the Intermediate Product Specification;

Fujifilm Ascendis Commercial Supply Agreement	5

“Order”	has the meaning given to it in Schedule 2;

“Pass Through Costs”	has the meaning given to it in Schedule 1;

”PPQ”	Process Performance Qualification

“Process”	the particular process used, or to be used, for manufacture of the Product or the [***] Reagent, as applicable;

“Process Specification”	the Process specification which is a QA Document;

“Product”	TransCon [***] human growth hormone (hGH);

“Product Specification”	the Product specification which is documented in a QA Document;

“Production Year”	a period of twelve (12) consecutive calendar months ending on 31st December, the first Production Year commencing [***];

“Program”	the production, testing and Disposition (if applicable) of Batches including pre and post manufacturing activities (such as campaign set up and Facility change-over) to be performed under this Agreement;

“Program Manager”	the Program manager appointed by each of Fujifilm and the Customer under clause 3.1;

“Quality Agreement”	the single document agreed by the Parties which sets out the mutually agreed quality standards applicable for the cGMP manufacture of the Products, Intermediate Products, and [***] Reagent, including documentation requirements, notification, sampling, testing, rejections, complaints handling, deviation handling, CAPAs, change control, reporting and recall mechanisms;

“QA Documents”	the Quality Agreement and the documents produced and approved in accordance with the Quality Agreement;

“Recall”	has the meaning given to it in clause 9.6;

“Regulatory Authority”	the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines & Healthcare products Regulatory Agency and any successor to any such entities;

“Subcontracted Work”	work subcontracted by Fujifilm under clause 21.3;

“Shelf Life”	the shelf life of Materials, detailed in the Storage Agreement;

Fujifilm Ascendis Commercial Supply Agreement	6

“Storage Agreement”	the terms and conditions for storage of [***] Reagent, the Intermediate Products (to the extent [***]) and Product, set out in Schedule 5;

“Tax”	value added tax, sales tax or any other similar type of turnover tax;

“Territory”	worldwide

“[***] Reagent”	the [***], known as [***];

“[***] Specification”	the Process specification for the [***] Reagent, which is documented in a QA Document; and

“Year”	each period of 12 (twelve) consecutive months commencing on the Effective Date or an anniversary of the Effective Date, the final last Year commencing on the last anniversary of the Effective Date and ending on the date of termination or expiry.

1.2

In this Agreement (except where the context otherwise requires) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions.

1.3

Insofar as this Agreement obliges either Party to this Agreement to negotiate, take action or to do something, that Party shall conduct such negotiations, take such action or do such thing in good faith and, in the case of Fujifilm, using Commercially Reasonable Efforts to achieve the result contemplated in this Agreement. There shall be a general obligation on the Parties to act in good faith in relation to the matters contemplated in this Agreement.

1.4

In the case of conflict or ambiguity between terms of the main body of this Agreement or any Schedule to this Agreement the main body of the Agreement shall prevail. In the case of conflict or ambiguity between the terms of this Agreement and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to cGMP quality matters subject to clause 9.9.

1.5	Where a defined term is used in clause 9 (Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.

2.	APPOINTMENT AND TERM

2.1

This Agreement establishes the general terms and conditions applicable to Fujifilm’s post-PPQ supply of the Products to the Customer. All Orders made by the Customer to Fujifilm for Product during the term of this Agreement are subject exclusively to the terms and conditions of this Agreement and any standard terms of the Customer referenced in an Order for Products shall not apply.

2.2

This Agreement shall come into force on the Effective Date and shall, unless terminated earlier by a Party in accordance with clause 15, continue for the Initial Term and thereafter unless and until terminated in accordance with clauses 2.3, 2.4 or 2.5.

2.3

The Customer may terminate this Agreement by giving no less than 2 (two) years’ prior written notice to Fujifilm, such notice to be served at the earliest at the end of the last day of the Initial Term. For example, the earliest termination can occur

Fujifilm Ascendis Commercial Supply Agreement	7

is the seventh anniversary of the Launch Date. The Customer shall, in its sole discretion, either accept delivery of binding Orders and other minimum purchase commitments or shall pay to Fujifilm the price for all undelivered binding Orders and other minimum purchase commitments detailed in this Agreement, including those Orders and commitments that extend beyond the date of termination.

2.4

The Customer may terminate this Agreement (and related Orders) in respect of the Intermediate Products (but not in respect of the Product) by giving no less than 2 (two) years’ prior written notice, such notice to be served at the earliest at the end of the last day of first year following the Launch Date. For example, the earliest termination can take effect is the third anniversary of the Launch Date. The Customer shall in its sole discretion either accept delivery of binding Orders and other minimum purchase commitments or shall pay to Fujifilm the price for all undelivered binding Orders and other minimum purchase commitments detailed in this Agreement, including those Orders and commitments that extend beyond the date of termination.

2.5

Fujifilm may terminate this Agreement (and all Orders made under it) by giving no less than 5 (five) years’ prior written notice to the Customer, such notice to be served at the earliest at the end of the last day of the Initial Term. For example, the earliest termination can take effect is the tenth anniversary of the Launch Date.

2.6

This Agreement does not supersede the agreement dated 24th April 2015 between the Parties for the supply of product development services in relation to the Product (the “Development Agreement”). The Development Agreement shall continue to apply in respect of pre-commercial manufacture of the Product, including the batches manufactured as part of the PPQ.

3.	PROGRAM MANAGEMENT, FORECASTING AND ORDERS

3.1

Within [***] of the Effective Date each Party will appoint a Program Manager to oversee and manage the execution of its obligations under this Agreement. The Program Managers shall each be the primary contact for the other Party in relation to this Agreement and will be responsible for managing any Changes. The Program Managers’ responsibilities shall include being the—or appointing a—primary logistics contact for communications regarding forecasts, orders, delivery and shipping. If either Party changes its appointed Program Manager it will promptly notify the other in writing.

3.2	Joint Steering Committee

3.2.1

Composition. A Joint Steering Committee shall be established consisting of representatives from each Party with the requisite experience and sufficient seniority to enable them to make decisions on behalf of the Parties. The Parties shall agree the number of representatives, provided an equal number of representatives of Fujifilm and the Customer must be appointed. Each Party will designate its representative(s) to the Joint Steering Committee within [***] of the Effective Date.

3.2.2

Purposes. The Joint Steering Committee shall have the responsibility to (i) oversee planning for the Program; (ii) oversee the Parties’ performance under this Agreement; (iii) review matters such as the appropriate [***] of the Intermediate Product and [***] Reagent; (iv) consider qualified back-up manufacturing and such other matters as they deem appropriate to protect against the risk of interruption of supply, whether due to the occurrence of a Force Majeure Event or otherwise; (v) consider opportunities for mutual cooperation. [***]

Fujifilm Ascendis Commercial Supply Agreement	8

3.2.3

Substitutions. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change, provided that any such substitute shall have the requisite experience and seniority, together with such Party’s other representatives on the Joint Steering Committee, to make decisions on behalf of such Party.

3.2.4

Meetings. [***] shall be responsible for organizing and chairing the Joint Steering Committee meetings. The Joint Steering Committee shall meet not less than [***] on such dates and at such times as agreed to by the Parties. It is expected that the meetings shall be held by telephone or video conference, provided that at least [***] the Joint Steering Committee meets face-to-face, at a mutually agreed location. Either Party may call for a meeting (by telephone or video conference) of the Joint Steering Committee at any other time upon the service of [***] written notice, such notice to indicate the primary purpose of the additional meeting. Each Party may permit visitors, including its employees or agents, who are not members of the Joint Steering Committee to meetings of the Joint Steering Committee, as the Parties mutually agree in writing prior to such meetings; provided, however, that the Party that permits such visitors to attend any meeting of the Joint Steering Committee shall ensure that they agree in writing or otherwise to be bound by confidentiality obligations at least as protective as the provisions of clause 13 prior to attending such meeting. Each Party shall bear the cost of its attendance, including travel and hotel costs and other expenses incurred by its representatives.

3.2.5

Operational update for first Campaign. At least [***] prior to the manufacture of the first Batch of the first Campaign, the Joint Steering Committee will meet to agree on operational details of the Process, including the taking and analysis of in-process samples.

3.2.6

Post-approval Changes. Any significant post-approval changes requested by either Party will be discussed and agreed by the Joint Steering Committee, except where they are required by a change in Applicable Law in which case clauses 14.2 and 14.3 shall apply. Any other significant post-approval change shall be adopted as follows:

(a)

either Party may notify the other of a post-approval change that it, acting reasonably, considers to be significant. If the other Party disagrees that the proposed change is significant, the Joint Steering Committee shall review and determine whether it is prepared to review the change or require it to be dealt with by the regular change process in clause 0;

(b)

if the Joint Steering Committee agrees to review a significant change, the Party requesting the change shall submit a change proposal detailing the change, the costs, the benefits and other relevant factors to each of the members of the Joint Steering Committee at least [***] prior to the meeting at which the change is to be discussed;

(c)

the Joint Steering Committee shall review and discuss the proposed change and agree the key commercial terms of the change, including price, investment, timings and dependencies on the Parties. This agreement shall be recorded in the minutes of the meeting;

Fujifilm Ascendis Commercial Supply Agreement	9

(d)

it may require more than one meeting of the Joint Steering Committee to conclude discussions on the change and the Parties shall agree in each meeting what the respective Party’s commitments are prior to the next meeting;

(e)

once the principles of a significant change have been agreed by the Joint Steering Committee the Parties shall conclude the change using the processes determined in clause 0 (save that the Parties agree to skip any stages that have in effect been covered by the Joint Steering Committee’s review of the proposed changes); and

(f)	any change that is not deemed a significant change by the Parties shall be managed in accordance with clause 0.

3.2.7	Performance Review.

(a)	The Joint Steering Committee shall agree [***] to monitor and measure Fujifilm’s and Customer’s performance under this Agreement.

(b)	[***], each Party shall be responsible for recording its performance [***].

(c)

The Joint Steering Committee shall at each Joint Steering Committee meeting review each Party’s performance [***]. If a Party fails to meet [***], then the Joint Steering Committee shall review the reasons why the failure(s) arose and shall agree what measures, if any, it should recommend that the Party should adopt to [***].

3.2.8

Minutes. Within [***] following each Joint Steering Committee meeting, a representative of the chairing Party shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, any approval, determination or other action agreed to by the Joint Steering Committee, provided that such minutes are reasonably acceptable to both Parties.

3.2.9

Dispute Resolution. Any disputes or disagreements arising in the Joint Steering Committee that cannot be resolved by its members within [***] of having been brought to the Joint Steering Committee, shall be referred to the dispute escalation mechanism in clause 17.

3.2.10

Fujifilm Independence. The Parties acknowledge and agree that Fujifilm shall have the right to make day-to-day operation decisions regarding the implementation and conduct of the Program in accordance with this Agreement. For the avoidance of doubt, (i) nothing contained in this clause 3.2 nor any decisions made by the Joint Steering Committee, shall relieve either Party of its obligations under this Agreement, and (ii) the Joint Steering Committee shall not have the authority to amend this Agreement or waive any breach hereof.

3.3	Product, [***] Reagent and Intermediate Products [***] will be forecast, and Product and [***] Reagent and Intermediate Product [***] will be ordered, in accordance with Schedule 2.

Fujifilm Ascendis Commercial Supply Agreement	10

4.	CAPACITY AND EXPANSION TERMS

4.1	Initial Reservation

Fujifilm reserves sufficient capacity at the Facility to manufacture for the Customer at least [***] of the Product [***]. Fujifilm acknowledges that this includes [***]. [***] [***].

4.2	[***]

4.2.1	[***].

4.2.2	[***].

4.2.3	[***]

Fujifilm Ascendis Commercial Supply Agreement	11

5.	MANUFACTURE OF PRODUCTS

5.1	Fujifilm shall produce each Batch in accordance with:

5.1.1	the terms of this Agreement;

5.1.2	Applicable Laws;

5.1.3	cGMP and the applicable Quality Agreement;

5.1.4	using Commercially Reasonable Efforts;

5.1.5	in accordance with the applicable Process Specification; and

5.1.6	such that the Product, Intermediate Product ([***]) and [***] Reagent meets the applicable specifications.

5.2	The Customer shall:

5.2.1	promptly provide the Customer Deliverables at the times set out in Schedule 2;

5.2.2	meet all its obligations and responsibilities under this Agreement and the applicable Quality Agreement (either that for the Product and related Intermediate Products, or for the [***] Reagent);

5.2.3	comply with Applicable Laws; and

5.2.4

promptly provide all assistance, information, and advice and do all acts which Fujifilm may reasonably request to enable Fujifilm to comply with its obligations and responsibilities under this Agreement and the applicable Quality Agreement (either that for the Product and related Intermediate Products, or for the [***] Reagent).

5.3

Fujifilm’s delivery of Programs and each Batch depends upon Customer’s compliance with clause 5.2. Fujifilm will not be in breach of any obligation under this Agreement (including to deliver an Order and/or the Minimum Annual Quantity) if failure to meet that obligation is caused by Customer’s breach of or delay in performance of any obligations under clause 5.2 and Customer will still be obligated to pay for the affected Order(s) and/or the Minimum Annual Quantit(ies) (as applicable).

5.4	[***]

[***]

5.5	Quality Agreement

5.5.1	The Parties have previously executed the Quality Agreement (Current version 3.00 dated 04 May 2018) in respect of the Product, the related Intermediate Products and the [***] Reagent.

5.5.2	The Customer acknowledges that Fujifilm shall not commence any activity under this Agreement until the applicable Quality Agreement is executed by both Parties.

Fujifilm Ascendis Commercial Supply Agreement	12

5.6	Regulatory Assistance

5.6.1

The Customer shall provide Fujifilm with a copy of relevant parts of the Customer’s Chemistry, Manufacturing and Controls section of any submission to a Regulatory Authority supporting an Application made by the Customer’s for the applicable Drug Product (whether the biologics license application or marketing authorisation application), the [***] Reagent or the applicable Process, relevant parts being any part relating to Fujifilm’s manufacture of the Product (“CMC Section”) and any change thereto with enough time for Fujifilm to review and comment on the same before submission to such Regulatory Authority, provided, however, that Fujifilm shall use Commercially Reasonable Efforts to perform its review and that such review by Fujifilm shall not be unreasonably withheld. The Customer shall not submit a CMC Section without Fujifilm’s written approval in relation to any information regarding, or impacting, Fujifilm including any information regarding the Process, equipment, controls and analytics or any information provided to the Customer by Fujifilm related to or in accordance with the applicable Quality Agreement. If the documents or support required from Fujifilm pursuant to this clause 5.6.1 relate [***], then Fujifilm may [***].

5.6.2

After the completion of the PPQ the Parties shall agree on the level of continuous process verification to be applied by Fujifilm (which may be itself subject to an agreement change). If the Customer requires any support in relation to regulatory documentation regarding continuous process verification over and above the level agreed, then Fujifilm may agree to provide that assistance [***].

5.6.3

Fujifilm will provide one electronic (PDF) copy of any documents which may be reasonably required by the Customer in support of its Application. If the Customer requires copies of the laboratory notebooks, provision of these will be subject to discussion and agreement by the Parties and agreement of [***].

5.6.4

The Customer shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to the Product and/or Drug Product (including any BLA) and/or [***] Reagent subject to clause 5.6.5 and provided that Fujifilm shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to:

(a)	the Facility (including in particular utilities and equipment);

(b)	Fujifilm’s quality systems, policies and internal procedures;

(c)	any requirement imposed on Fujifilm by a Regulatory Authority; or

(d)	any other commitments made by Fujifilm prior to the Effective Date,

(each a “Fujifilm Regulatory Responsibility”).

5.6.5

Fujifilm is obligated to support regulatory requirements and requests [***] Health Authority Requirements are in this context defined as direct legal requirements imposed on Customer in the respective region where non-compliance results in loss of license to operate or financial penalties due to non-compliance. Health Authority Requests are defined as enquiries from Health Authorities in the respective region with relation to regulatory submissions (including but not limited to marketing authorization applications, clinical trial applications, line extensions, variations and safety requests).

Fujifilm Ascendis Commercial Supply Agreement	13

5.6.6

Fujifilm shall use its Commercially Reasonable Efforts to deliver any information/data required to support both Health Authority Requirements and Health Authority requests. Data should be delivered to Customer according to respective Health Authority controlled terms as applicable and where possible in structured format (in a suitable file format).

5.6.7

Fujifilm must make available any information/documentation/data required to support regulatory requirements/requests as soon as reasonably possible and no later than [***] following the first written enquiry from Customer.

5.6.8	The Customer acknowledges that Fujifilm’s Quality Assurance team reserves the right to Disposition Product and [***] Reagent to the Customer in accordance with the applicable Quality Agreement.

5.6.9

The Customer shall not make any change to its regulatory filings, including any Application, which may have an impact on any Fujifilm Regulatory Responsibility or Fujifilm’s performance of its obligations under this Agreement without prior written agreement with Fujifilm in accordance with clause 0.

5.7	Storage

5.7.1	Where Product, Intermediate Product and [***] Reagent is specified in clause 5.8 as being stored by Fujifilm in accordance with the terms of the Storage Agreement:

(a)	the storage will be subject to a separate Product-specific schedule that will be deemed to form part of the Storage Agreement in Schedule 5;

(b)	the Parties may vary the operational content of the Storage Agreement in accordance with clause 0.

(c)	the Customer shall [***] in respect of all items stored by Fujifilm.

5.8	Agreed inventory management principles

Fujifilm agrees that it shall adopt the following inventory management principles in supporting the Program.

5.8.1

Fujifilm will purchase long-lead time Consumables on receipt of the Order and other Consumables in good time for scheduled production. Consumables are charged to the Customer in accordance with Schedule 1.

5.8.2

Fujifilm will store the [***] in accordance with the Storage Agreement. Fujifilm will [***]. The Customer will [***] in line with [***]. Fujifilm is not responsible for [***], but must [***]. If Fujifilm [***] (i) the Customer agrees that [***] (ii) to the extent that [***], Fujifilm agrees that it will [***].

5.8.3	Fujifilm will store Intermediate Product in the ordinary course of a Campaign [***].

Fujifilm Ascendis Commercial Supply Agreement	14

5.8.4

At the Customer’s request (by placement of Orders) [***] Fujifilm will manufacture [***] of each of [***] and intermediate recombinant hGH ([***]) and store [***] in accordance with the Storage Agreement. Orders for [***] must be issued at the same time as Orders for Product and [***]. Fujifilm shall replace [***] that is, through Fujifilm’s wilful misconduct, irrevocably harmed.

5.8.5	If the Customer requests, Fujifilm shall store up to [***] of Product in accordance with the Storage Agreement.

5.8.6

Fujifilm shall manufacture [***] Reagent at [***] scale and shall store no less than [***] at any time, in accordance with the Storage Agreement. On each occasion Fujifilm believes the forecast volumes require it, Fujifilm shall notify the Customer that Fujifilm must produce [***] of [***] Reagent. The Customer shall without undue delay issue an order for the volume identified by Fujifilm.

5.9	Freezer capacity

5.9.1

If the frequency of Campaigns increases from that anticipated at the Effective Date, or the number of Batches within Campaigns is increased, such that the volume of Batches of Product ([***]) and any Batches of Intermediate Product produced in accordance with clause 5.8.4 increases such that Fujifilm requires additional freezer space to accommodate the volumes, [***].

6.	CONFORMING BATCHES AND NON-CONFORMING BATCHES

6.1	Each Batch will be determined to be a Conforming Batch or a Non-Conforming Batch.

6.2

If during manufacturing Fujifilm discovers any significant Deviation it will inform the Customer in accordance with the reporting requirements set out in the Quality Agreement. The Customer agrees that only Deviations which are determined to affect, as applicable, Product quality, Intermediate Product quality, or [***] Reagent quality will cause a Batch to be classified as a Non-Conforming Batch.

6.3

In respect of Conforming Batches, Fujifilm will complete Disposition, issue a certificate of analysis and a cGMP compliant statement. The provisions of clauses 6.4 to 6.6 shall apply to Non-Conforming Batches only.

6.4

If a Batch is a Non-Conforming Batch (including where the non-conformance is demonstrated by the Customer after delivery) and the cause of that Batch being a Non-Conforming Batch is not a failure by Fujifilm to comply with clause 5.1 then [***]. Any further work in relation to the Non-Conforming Batch (such as analysis of the Batch) or manufacture of a replacement Batch shall [***].

6.5

If a Batch is a Non-Conforming Batch (including where the non-conformance is identified by the Customer after delivery) and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 5.1 then Fujifilm shall [***]. In these circumstances the Customer shall [***]. If the non-conformity is discovered after shipment to the Customer, Fujifilm shall [***]. In addition, in the circumstances described in this clause 6.5 Fujifilm shall [***]:

6.5.1	[***]; or

6.5.2	if the cause of the Non-Conforming Batch is caused by [***].

Fujifilm Ascendis Commercial Supply Agreement	15

6.6

If the Customer requests delivery of a Non-Conforming Batch it must make such request to Fujifilm in writing within [***] of being informed that the Batch is a Non-Conforming Batch. Fujifilm agrees to deliver a Non-Conforming Batch to the Customer on the express condition that [***].

6.7	Any dispute regarding conformity shall be resolved in accordance with the dispute process set out in the Quality Agreement, which process shall be final.

7.	DELIVERY, TITLE AND RISK

7.1

Delivery by Fujifilm to the Customer of the Products and any other output from the Program which is deliverable to the Customer under this Agreement (including [***]), any Process-Specific Equipment and/or Process-Specific Consumables and return of any Customer Deliverables (“Materials”) will be made [***] (Incoterms 2010) and clauses 7.2 to 7.7 shall apply to such Materials. Fujifilm shall package the relevant Material ready for shipment in accordance with the Customer’s reasonable instructions.

7.2	Delivery of Materials will be deemed to be completed:

7.2.1	in respect of Product, [***];

7.2.2	in respect of [***];

7.2.3	in respect of [***] Reagent, [***];

7.2.4	in respect of any Materials other than those described above, [***],

in each case the point of delivery being as set out in [***] (Incoterms 2010) (the “Facility”).

7.3

If the Customer fails to collect Materials that have been deemed to be delivered under clause 7.2 Fujifilm shall notify Customer that the Materials are available for collection. If Customer does not collect the Materials within [***] of such notice, Fujifilm may, [***].

7.4	Risk in the Material shall pass to the Customer on the earlier of (i) completion of actual delivery or (ii) the date stated in clause 7.2 that the applicable type of Material is deemed delivered.

7.5	The Customer shall make and pay for all logistics arrangements to collect the Materials in accordance with clause 7.1 and to deliver the supplied items pursuant to clause 7.8.

7.6

If Fujifilm reasonably believes that the scheduled delivery date for a consignment will be delayed beyond the previously agreed dates, it shall promptly advise the Customer in writing of the reason for the delay, the Materials affected and the new estimated delivery date. Fujifilm shall use Commercially Reasonably Efforts to make the Materials available for delivery with as short a delay as reasonably possible.

7.7	Title to the Product shall pass to the Customer [***].

7.8	Delivery of any materials which the Customer is required to supply to Fujifilm pursuant to this Agreement shall be delivered to Fujifilm [***] (Incoterms 2010).

7.9	Risk and title in [***]. [***] Intermediate Products shall not be delivered to the Customer, but rather used in the Campaign to manufacture Product.

Fujifilm Ascendis Commercial Supply Agreement	16

7.10	Risk and title in [***] shall pass upon [***].

7.11

Risk and title in [***] Reagent shall transfer to Customer once the Batch has completed Disposition, however it will not be delivered to the Customer but instead will be used in Campaigns to manufacture Product.

7.12

The Customer shall notify Fujifilm within [***] of the date of delivery of Product of any non-conformity of the Product, unless it is a latent defect in which case the Customer shall notify Fujifilm within [***] of the date the latent defect was discovered. If non-conformity (including latent defect) is not notified within [***] of the date of Disposition, the Customer may not (notwithstanding the cause of the non-conformity) make any claim against Fujifilm in respect of the alleged Non-Conforming Batch.

8.	PRICE AND PAYMENT

8.1	The Customer shall pay to Fujifilm for each Program:

8.1.1	the Batch Price for each Batch; and

8.1.2	[***],

in each case as set out in Schedule 1 (together the “Charges”).

8.2	[***]

8.2.1	Within [***] following the end of each Production Year Fujifilm shall notify the Customer of the number of Batches of Product delivered during that Production Year.

8.2.2

If the number of Batches of Product ordered for Delivery within that Production Year is less than the greater of (i) the Minimum Annual Quantity for that Production Year and (ii) the forecast for the Production Year (as determined in accordance with paragraph 2 of Schedule 2) the Customer shall, subject to clause 8.3, [***]. The Customer shall not be required to [***], except to the extent that [***].

8.3

If the Customer reasonably believes that the shortfall in Batches of Product arises directly from Fujifilm’s failure to make the required capacity available for the manufacture of such Batches, or from Fujifilm’s delay in delivery or by reason of Fujifilm delivering a Non-Conforming Batch, then this shall be discussed, reviewed and resolved by the next meeting of the Joint Steering Committee.

8.4	Fujifilm may invoice the Customer for the Charges in respect of each Program in accordance with the terms set out in Schedule 1.

8.5

Fujifilm may invoice the Customer for Charges [***] at any time following its notice pursuant to clause 8.2. If there is a dispute regarding the number of unrealised Batches of Product, then Fujifilm may [***] and [***] at the following Joint Steering Committee meeting.

8.6

If the Drug Product is or will be marketed in countries [***] the Customer will [***] for all of Fujifilm’s country-specific activities for the approval and marketing of the Product in those countries.

Fujifilm Ascendis Commercial Supply Agreement	17

8.7

The Customer shall pay each invoice issued to it by Fujifilm within [***] of the date of invoice, in full and in cleared funds [***] by electronic transfer to the financial institution specified in the relevant invoice.

8.8	The Charges are [***], and which shall be payable by the Customer to Fujifilm [***].

8.9

If there is a change in the rate of Tax payable or in the Tax treatment of some or all of the services provided by Fujifilm or the Product, a change of law or practice or interpretation of the existing legislation or revised determination by HMRC (Her Majesty’s Revenue and Customs) or the IRS (Internal Revenue Service), or the supply of product by Fujifilm has been incorrectly regarded as Tax exempt, or if the courts rule Tax is chargeable, then the Customer agrees that Fujifilm shall be entitled, where Tax is imposed on a supply by Fujifilm under or in connection with this Agreement (including the retrospective application of Tax upon services which Fujifilm has already performed and which have previously been invoiced on a Tax exempt basis), to invoice the Customer (in a valid Tax invoice) for a sum equal to the amount of the Tax which becomes due on that supply [***]. The Customer shall pay those invoices in accordance with clause 8.7.

8.10	The Customer shall:

8.10.1

[***] taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, exportation, sale or other distribution of the Products and any other materials delivered to it by Fujifilm in connection with the Program; and

8.10.2

make all payments under this Agreement without withholding or deduction of, or in respect of, any tax unless required by law. If any such withholding or deduction is required, the Customer shall, when making the payment to which the withholding or deduction relates, [***].

8.11	Without prejudice to any other right or remedy that it may have, if the Customer fails to pay any sum to Fujifilm on the due date for payment:

8.11.1

the Customer shall pay interest on the overdue amount at the rate of [***]. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.7; and

8.11.2

(except where the Customer has complied with its obligations in clause 8.12 below) Fujifilm may notify the Customer that if it does not pay Fujifilm will suspend work on the Program, and if payment is not made within [***] of such notice, Fujifilm may suspend such work until payment has been made in full.

8.12	If the Customer disputes the payment of any Charges or a part of them, the Customer shall:

8.12.1	notify Fujifilm of the disputed amount within [***] of its receipt of the invoice in which such disputed amount is included giving reasonable details of the dispute; and

8.12.2	pay the amount of Charges not in dispute in accordance with clause 8.7, and the dispute shall be dealt with under the dispute resolution process set out in clause 17.

Fujifilm Ascendis Commercial Supply Agreement	18

8.13

If the Customer fails to pay any sum which is not the subject of a bona fide dispute under clause 8.12 when the same is due in accordance with clause 8.7 then Fujifilm may elect, at its discretion, to treat such non-payment as a material breach this Agreement under clause 15.1.

8.14

A Party shall not be entitled to withhold, set off or reduce payment of any amounts payable under this Agreement by any amounts which it claims are owed to it by another Party under this Agreement or any other agreement.

9.	LIABILITY

9.1	The Parties agree that:

9.1.1	the potential extent of Liability arising from the supply of the Product is better known to the Customer than to Fujifilm;

9.1.2	the potential extent of such Liability may be disproportionate to Charges agreed for Fujifilm’s supply of the Product;

9.1.3	the Customer is better able to, and should, insure against any Liabilities the Customer might suffer,

and that consequently Fujifilm may restrict its Liability as set out in this clause 9 and the Customer should Indemnify Fujifilm in accordance with clauses 9.3, 9.4 and 9.5.3 and the Parties agree that clause 9.2 does not limit or exclude the Customer’s Liability to Fujifilm under those indemnities.

9.2

SAVE THAT NOTHING IN THIS AGREEMENT LIMITS OR EXCLUDES THE LIABILITY OF EITHER PARTY TO THE OTHER FOR ANY LIABILITY THAT IS NOT PERMITTED TO BE LIMITED OR EXCLUDED BY LAW (INCLUDING DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE), NOR IN RESPECT OF CLAIMS MADE BY FUJIFILM FOR FULFILMENT OF THE MINIMUM VOLUME COMMITMENTS:

9.2.1	EXCEPT IN RESPECT OF [***], [***]:

(a)	UNLESS CLAUSE 9.2.1(B) APPLIES, [***]; OR

(b)	FOR [***].

9.2.2	THE PARTIES AGREE TO DISCUSS AN ADJUSTMENT OF [***] IN CASE OF A CHANGE [***].

9.2.3

EXCEPT TO THE EXTENT ARISING FROM GROSS NEGLIGENCE OR WILFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR: LOSS OF PROFIT; LOSS OF BUSINESS; DEPLETION OF GOODWILL; LOSS OF ANTICIPATED SAVINGS; LOSS OR CORRUPTION OF DATA OR INFORMATION; OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PURE ECONOMIC LOSS, COSTS, DAMAGES, CHARGES OR EXPENSES, [***].

Fujifilm Ascendis Commercial Supply Agreement	19

9.3

Liability for Product and Drug Product: the Customer shall Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from [***] the Product or the Drug Product [***].

9.4

Liability for the Process: the Customer shall indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from [***] the Process (or any part of the Process) except to the extent that [***].

9.5	Liability for Non-Conforming Batches:

9.5.1	THE PROVISIONS OF CLAUSE 6 SHALL APPLY TO NON-CONFORMING BATCHES AND FUJIFILM SHALL [***].

9.5.2	[***] IN RESPECT OF NON-CONFORMING BATCHES OR THE USE BY THE CUSTOMER OF NON-CONFORMING BATCHES.

9.5.3	If the Non-Conforming Batch is delivered to the Customer pursuant to clause 6, [***].

9.5.4

The Customer uses any material produced in a Non-Conforming Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials.

9.6	Recall:

9.6.1	If the Customer is required by a Regulatory Authority or voluntarily chooses to initiate a recall or withdrawal of any Drug Product (“Recall”), the Customer shall notify Fujifilm.

9.6.2

Fujifilm shall provide all reasonably requested assistance and information to Customers and cooperate with the Customer to implement the Recall in accordance with the protocols and procedures contained in the Quality Agreement.

9.6.3

The Customer shall [***], unless the sole cause of the Recall is that the Product incorporated into the Drug Product is agreed pursuant to clause 6 to be a Non-Conforming Batch (in which case clause 9.6.4 will apply). If the cause of the Non-Conforming Batch is [***] attributed to the [***], then this will be an item for which the Customer is entirely responsible.

9.6.4

If a Recall of a Batch from sale is necessary and Customer can prove that the Recall was due to a Non-Conforming Batch of Product and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 5.1, Fujifilm shall [***]:

(a)	[***]; and

(b)	[***],

such [***] being subject to [***].

9.6.5

If the sole cause of the Recall is that the Product incorporated into the Drug Product is agreed pursuant to clause 6 to be a Non-Conforming Batch and that the Non-Conformity was known to the Parties when the Product was Delivered, then clause 9.5 shall apply in respect of the Non-Conforming Batch.

Fujifilm Ascendis Commercial Supply Agreement	20

9.7

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER IN RESPECT OF ANY ADVICE OR ASSISTANCE GIVEN BY FUJIFILM IN CONNECTION WITH [***]; AND FUJIFILM SHALL HAVE NO LIABILITY TO THE CUSTOMER IN CONNECTION WITH ANY SUCH ADVICE OR ASSISTANCE.

9.8

ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 9 WOULD OR MIGHT SUBSIST IN FAVOR OF THE CUSTOMER, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT.

9.9

No claim for Liabilities incurred pursuant to the Quality Agreement may be made under the Quality Agreement by either Party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under this Agreement and as such any breach of the Quality Agreement shall be deemed to be a breach of this Agreement and all Liabilities shall be construed and limited in accordance with this clause 9.

9.10	Each Party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any Indemnity.

9.11

If a Party is entitled to benefit from an Indemnity (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:

9.11.1

the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall take due and proper account of the interests of the Indemnified Party;

9.11.2

the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;

9.11.3

the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party; and

9.11.4

the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense, in relation to the Indemnity Claim (without limiting the extent of the Indemnity).

10.	INSURANCE

10.1

Without prejudice to the allocation of liability detailed in clause 9, each Party shall at its own cost be solely responsible for taking out and maintaining in force during the term those policies of insurance required by law.

Fujifilm Ascendis Commercial Supply Agreement	21

11.	INTELLECTUAL PROPERTY

11.1	Subject to clause 11.2 neither Party shall acquire any right, title or interest in the other Party’s Background IP.

11.2	The Customer grants to Fujifilm a [***] for the exclusive purpose of [***]. Customer [***].

11.3

All title to and all rights and interest in any Customer Foreground IP shall vest in Customer. Fujifilm hereby assigns to the Customer all title to and all rights and interest it owns in any Customer Foreground IP.

11.4

All title to and all rights and interest in any Fujifilm Foreground IP shall vest in Fujifilm. The Customer hereby assigns to Fujifilm all title to and all rights and interest it owns in any Fujifilm Foreground IP.

11.5

If requested to do so by the other Party, each Party shall at the expense of the requesting Party execute all documents and do all such further acts as the requesting Party may reasonably require to perfect the assignment under clause 11.3 or 11.4.

11.6	Fujifilm grants to Customer a [***] for the exclusive purpose of [***]. Fujifilm [***].

12.	INTELLECTUAL PROPERTY INDEMNITY

12.1	Fujifilm shall fully Indemnify the Customer from and against all Liabilities incurred by the Customer or its Affiliates arising out of any third party claim that [***].

12.2	The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of any third party claim that:

12.2.1	[***]; or

12.2.2	[***],

[***].

12.3

If a third party claim is made in accordance with clause 12.1 or 12.2 then the Indemnified Party may require the Indemnifying Party to prove that it has adequate financial means to pay out any amount finally awarded to such party by a competent court of law under the indemnity provisions provided for in those clauses (for example by way of set aside capital or insurance). If the Indemnifying Party cannot so prove it has the financial standing to meet its obligations with respect to the Indemnities under the applicable clause then the Indemnified Party has the option to terminate this Agreement on written notice. If Fujifilm exercises its option to terminate under this clause 12.3 then (without prejudice to the survival of the relevant Indemnity obligations) such termination shall be treated as a termination by Fujifilm under clause 15.1.

13.	CONFIDENTIALITY

13.1	Each Party (the “Receiving Party”) agrees with the other (the “Disclosing Party”):

13.1.1	to keep the Disclosing Party’s Confidential Information confidential;

Fujifilm Ascendis Commercial Supply Agreement	22

13.1.2

not to access or use the Disclosing Party’s Confidential Information save for complying with its obligations under this Agreement or, if applicable, any confidentiality disclosure agreement then in force between the Parties;

13.1.3	not to disclose the Disclosing Party’s Confidential Information to a third party other than to the Receiving Party’s:

(c)	Affiliates;

(d)	officers and employees and those of its Affiliates that need to know the Confidential Information for the purpose of performing its obligations under this Agreement;

(e)	contractors and sub-contractors, professional advisers, consultants and agents and those of its Affiliates who are engaged to advise that Party in connection with the Program or this Agreement; and

(f)	any other person to whom the Disclosing Party agrees in writing that Confidential Information may be disclosed in connection with the Program,

the “Authorized Third Parties”.

13.2

The Receiving Party shall procure that each of the Authorized Third Parties keeps the Disclosing Party’s Confidential Information confidential in accordance with this clause 13 and shall remain fully liable to the Disclosing Party for any act or omission of any of the Authorized Third Parties.

13.3	The Receiving Party shall within [***] of receipt of the Disclosing Party’s written request (including after termination of this Agreement):

13.3.1	deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;

13.3.2

expunge and/or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 13.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 13); and

13.3.3

destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by Applicable Laws or a Regulatory Authority subject always to the obligations of confidence under this Agreement.

Fujifilm Ascendis Commercial Supply Agreement	23

13.4	Confidential Information shall not include information which:

13.4.1

is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

13.4.2	was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party;

13.4.3

was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;

13.4.4	was lawfully in the possession of the Receiving Party before the information was disclosed by the Disclosing Party;

13.4.5	is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party;

13.4.6

is necessarily disclosed by the Receiving Party pursuant to a statutory or regulatory obligation, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt notice to the Disclosing Party of any such potential disclosure and allow the Disclosing Party a reasonable opportunity to limit such disclosure; or

13.4.7	the Disclosing Party and the Receiving Party agree in writing is not confidential.

13.5

If a Party concludes that a copy of this Agreement must be filed with the United States Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency or a securities exchange), such Party will use all reasonable efforts to provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, and to provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions. The filing Party will take such other Party’s reasonable comments into consideration before filing the Agreement.

Fujifilm Ascendis Commercial Supply Agreement	24

14.	CHANGE

14.1

If a party wishes to change any aspect of this Agreement or any Scope of Work then the parties shall agree any such changes in a change order drafted in Fujifilm’s standard format and agreed in writing and signed by both parties (and such change shall be referred to as a “Change”).

14.2

If there is a change to Applicable Law which comes into effect after the Effective Date that adversely affects, or is likely to adversely affect, production of Product by the Process when conducted in accordance with Fujifilm’s standard operating procedures or methods, and within the declared constraints of the Facility then the Parties will enter into a Change to accommodate that change of Applicable Law, the cost of which shall be allocated as follows:

14.2.1	if the change to Applicable Law specifically relates to the Product, Process or Dedicated Equipment then [***]; and

14.2.2	if the change to Applicable Law relates to the Facility (including equipment other than Dedicated Equipment) as it is operated by Fujifilm for purposes of the Program then [***].

14.3	If Fujifilm decides to implement a Change to the Facility (including equipment other than Dedicated Equipment) without this being necessitated by changes in Applicable Law, then [***]

14.4

In determining the appropriate allocation of charges for a Change other than one initiated pursuant to clause 14.2 and 14.3, if not agreed by the parties then either party may refer the Change to the Joint Steering Committee that may offer a non-binding opinion on the allocation of costs. The Joint Steering Committee shall consider that Fujifilm will typically receive the benefit of [***], and the Customer will typically receive the benefit of [***]. Other improvements will be shared equitably as negotiated by the Joint Steering Committee.

14.5

If the Parties are unable to agree a Change to accommodate a change of Applicable Law, Fujifilm may terminate any affected Order (or part of it) or this Agreement without any liability to the Customer by giving written notice to the Customer if Fujifilm reasonably believes that it will be unable to carry out and complete such Order in accordance with this Agreement or any future purchase order (as the case may be) due to the change of Applicable Law.

15.	TERMINATION AND CONSEQUENCES

15.1	Termination for cause: Either Party shall be entitled to terminate this Agreement (and all Orders made under it) immediately upon giving notice to the other if:

15.1.1	the other Party commits a material breach of this Agreement and such breach:

(a)	is not capable of remedy (a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to time of performance); or

(b)

is capable of remedy, and the breaching Party fails to remedy the breach within a reasonable period after receipt of notice giving full particulars of the breach and requiring it to be remedied, provided, however, that such cure period shall be suspended during any time that a Party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 17;

Fujifilm Ascendis Commercial Supply Agreement	25

15.1.2

the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if he step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or

15.2	Termination for change in Control of Fujifilm

15.2.1

The Customer may terminate this Agreement at any time by giving Fujifilm not less than 2 (two) years’ prior written notice to Fujifilm if Fujifilm has a change in Control and the new Controlling entity is [***].

15.2.2

The right to terminate in clause 15.2.1 must be exercised by the Customer within [***] of the date the Customer is notified by Fujifilm of the change in Control of Fujifilm, after such period the right to terminate pursuant to clause 15.2.1 expires.

15.2.3

The Customer’s rights in this clause 15.2 are without prejudice to any prior commitment to minimum purchase commitments for future years, which will continue to be due in accordance with clause 15.3.4.

15.3	Consequences of Termination

15.3.1	The termination of this Agreement shall be without prejudice to the rights and remedies of either Party which may have accrued up to the date of termination.

15.3.2	If the Customer terminates this Agreement in whole or in part pursuant to clause 2.3, 2.4 or 15.2, or Fujifilm terminates this Agreement under clauses 15.1, the Customer shall pay:

(a)	the Charges for the Minimum Annual Quantity for each Production Year up to the date that the Customer has provided commitment;

(b)

(if higher than the corresponding Minimum Annual Quantity) in respect of the [***] Half Years that follow the date of termination, the Charges for the actual forecast volume (based on the forecast applicable at the termination date), subject to adjustment to the lowest permitted variation to those forecast volumes, as detailed in clause 2.2 of Schedule 2, together with, in each case, unpaid Pass Through Costs incurred prior to such termination. Fujifilm shall deliver all Product Ordered during the notice period in accordance with the terms of this Agreement.

Fujifilm Ascendis Commercial Supply Agreement	26

15.3.3	On termination of this Agreement for any reason whatsoever:

(a)

save as set out in clause 0 the relationship of the Parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 15;

(b)

the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 8, 9, 0, 12, 13, 15, 17, 19, and 23; and

(c)

the Customer shall immediately pay to Fujifilm all of Fujifilm’s outstanding unpaid invoices and interest and, in respect of Batches and other services supplied (or would have been supplied but for termination) but for which no invoice has been submitted, Fujifilm may submit an invoice, which shall be payable immediately on receipt.

15.3.4

If Fujifilm terminates this Agreement under clause 15.1 or the Customer terminates this Agreement under clause 15.2 or the Customer terminates the Intermediate Product aspects of this Agreement pursuant to clause 2.4, then the Customer shall pay:

(a)	the Charges for any Batch that, but for termination, would have been supplied pursuant to an Order placed prior to termination;

(b)

the Charges for each Batch that the Customer has committed to (as detailed in Schedule 2) prior to termination (as may be adjusted in accordance with a Change addressing capacity expansion) (in any case including the Minimum Annual Quantities for each year);

(c)	any [***] incurred prior to termination in respect of items that Fujifilm will no longer be able to use.

15.3.5	Technology Transfer.

(a)

On termination of this Agreement with respect to the Products or the Intermediate Products Fujifilm shall transfer to the Customer copies of all documentation and all other records necessary for production of Products, or Intermediate Products as may apply, in a manner compliant with Applicable Law; provided, however, that Fujifilm may redact any portion of any such records that contain information not related to the Products or the Process.

(b)

Fujifilm shall [***] enable the Customer to transfer manufacture of such Product after the date of termination, disclose to the Customer or a third party contract manufacturing organization, (i) [***] and (ii) upon reasonable notice cause its employees engaged in the manufacture of the Products to meet with representatives of the Customer, [***];

(c)

if any Background IP of Fujifilm is incorporated into the Process and the Customer or a third party contract manufacturing organisation will require the Background IP to operate the Process, Fujifilm [***] a licence for the use of Background IP, [***];

Fujifilm Ascendis Commercial Supply Agreement	27

(d)

the cost of the technology transfer will be borne by [***] on the following basis (i) if the Customer terminates or Fujifilm terminates pursuant to clause 15.1, [***] will pay [***]; or (ii) if Fujifilm terminates for any other reason, [***] will pay [***].

16.	FORCE MAJEURE

16.1

Subject to clause 16.2, neither Party shall be liable to the other for any delay or non-performance of its obligations under any this Agreement (except for the payment of money) arising from a Force Majeure Event.

16.2	If either Party is delayed or prevented from performing its obligations due to a Force Majeure Event such Party shall:

16.2.1

give notice of such Force Majeure Event to the other Party as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

16.2.2	use reasonable endeavours to mitigate the effects of such Force Majeure Event; and

16.2.3	resume performance of its obligations as soon as reasonably practicable.

16.3

If the Force Majeure Event in question continues for more than [***] the Customer may give notice in writing to Fujifilm to terminate this Agreement. If the Force Majeure Event in question continues for more than [***] Fujifilm may give notice in writing to the Customer to terminate this Agreement. The notice to terminate must specify the termination date, which must not be less than [***] after the date on which the notice is given, and once such notice has been validly given, this Agreement will terminate on that termination date.

17.	DISPUTE RESOLUTION

17.1	If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement.

17.2

In respect of any dispute concerning this Agreement (other than a dispute in connection with the QA Documents) that is not resolved in the Joint Steering Committee the Parties shall seek to resolve the matter as follows:

17.2.1

if the dispute is not resolved within [***] of its referral to the Program Managers it shall be referred to the decision of Fujifilm’s Chief Business Officer and the Customer’s SVP of Product Supply; and

Fujifilm Ascendis Commercial Supply Agreement	28

17.2.2

if the dispute is not resolved within [***] of its referral to Fujifilm’s Chief Business Officer and the Customer’s SVP of Product Supply it shall be referred to the decision of each Party’s President or Chief Executive Officer (as applicable/appropriate).

17.3

If the dispute between the Parties is not resolved having applied the process set out at clause 17.2 then either Party may request that the dispute is settled under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be held in [***], and English shall be the language used in the arbitration. The number of arbitrators shall be determined in accordance with the applicable rules.

17.4

Notwithstanding the provisions of this clause 17 either Party may commence or take proceedings or seek remedies before the courts or any other competent authority for interim, interlocutory or injunctive remedies in relation to this Agreement.

18.	AUDIT

18.1

The Customer may carry out audits at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by the Customer and/or its representatives to records, information and systems shall be on a supervised basis, subject to the Customer complying with the security and confidentiality requirements of Fujifilm to protect information which relates to anything other than the Programs and shall be limited to a maximum of [***]. During such audits Ascendis may be accompanied by potential business and/or licensing partners subject to reasonable prior notice to Fujifilm.

18.2	Audit access shall not be extended to Fujifilm’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.

18.3

If Fujifilm is in material breach of this Agreement or if the Customer reasonably believes that Fujifilm is in material breach of this Agreement, the Customer may upon giving reasonable written notice to Fujifilm carry out an audit on the same basis as in clauses 18.1 and 18.2.

18.4

Additional audits (other than those carried out pursuant to clause 18.3), such as those required for FDA approvals or mock-Pre Approval Inspections, may be carried out on the same basis as in clauses 18.1 and 18.2 subject to (i) payment of Fujifilm’s costs and expenses and the agreement of a commercial rate; and (ii) the Customer ensuring such audit will not delay or disrupt Fujifilm’s operations at the Facility.

19.	NOTICES

19.1	Subject to clause 19.2 the Parties may communicate with each other in any way that is normal in the course of their business.

19.2

Any notice given under clauses 2, 8, 9, 12, 13, 15, 16, 17, 18, 19.2, 20 or 21 shall only be effective if it is in writing, sent to a Party at its address or email address and for the attention of the individual, as set out in Schedule 2 (or such other address, email address or individual as that Party may notify the other in accordance with this clause 19) and is given in accordance with clauses 19.3 and 19.4 below.

Fujifilm Ascendis Commercial Supply Agreement	29

19.3	Notice may be given by hand or sent by email, recorded delivery, registered post or airmail and will be deemed to have been duly served:

19.3.1	if delivered by hand, at the time and date of delivery;

19.3.2	if sent by email, at the time and date of sending;

19.3.3	If sent by reputable overnight courier (i.e., FedEx, UPS), at the time and date of delivery (as evidenced by tracking information);

19.3.4	if sent by recorded delivery or registered post, 48 (forty-eight) hours from the date of posting (such date as evidenced by postal receipt); and

19.3.5	if sent by registered airmail, five days from the date of posting,

provided that, where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day.

19.4

In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.

20.	EXPORT CONTROLS, MODERN SLAVERY AND CORRUPTION

20.1

The Customer acknowledges that export and/or use of any Product may be subject to compliance with laws, rules and regulations of bodies having jurisdiction over such operations. If the export or use of any Products is so controlled, it is the responsibility of the Customer to obtain any such approval required by any applicable laws, rules or regulations.

20.2

Each Party shall endeavour to hold itself and its suppliers to the highest performance, ethical and compliance standards, including basic human rights, not engaging in any activity, practice or conduct which would constitute an offence under anti-slavery legislation in the United Kingdom or the U.S.A, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner. In performing its duties under this Agreement, each Party acknowledges the value and importance of performance and ethical behaviour in its performance under this Agreement.

20.3

Each Party warrants that on the Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.

20.4

The Parties agree that, at all times in connection with and throughout the term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the Bribery Act 2010, if applicable, or the Foreign Corrupt Practices Act 1977.

Fujifilm Ascendis Commercial Supply Agreement	30

20.5

Each Party shall not do, or omit to do, any act that would cause one of the other Parties to be in breach of any relevant anti-corruption legislation including the Bribery Act 2010, if applicable, or the Foreign Corrupt Practices Act 1977.

21.	ASSIGNMENT AND SUB-CONTRACTING

21.1	Either Party may assign or transfer all of its rights and responsibilities under this Agreement to:

21.1.1	an Affiliate provided that such Affiliate has reasonable financial creditworthiness; or

21.1.2	a purchaser of all or substantially all of the equity of the assigning party provided that such third party has reasonable financial creditworthiness; or

21.1.3	a purchaser of all or substantially all of assets to which this Agreement relates provided that such third party has reasonable financial creditworthiness; or

21.1.4	a third party to which the Customer has licensed, divested or otherwise transferred its interest in the Products,

but not otherwise without written consent of the other Party (such consent not to be unreasonably withheld or delayed) and provided that (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations under this Agreement.

21.2	If a Party assigns or transfers all or any of its rights and responsibilities under clause 21.1 it shall immediately notify the other Party in writing.

21.3	Fujifilm may sub-contract all or any of its obligations under this Agreement [***].

22.	GENERAL

22.1

Entire agreement: This Agreement contains all the terms which the Parties have agreed with respect to their subject matter and supersede all previous agreements and understandings between the Parties (whether oral or in writing) relating to such subject matter. Each Party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each Party confirms that save as otherwise expressly set out in this Agreement, the other Party gives no warranties either in this Agreement or elsewhere in connection with the provision of the Programs. Nothing in this clause 22.1 shall exclude or limit a Party’s liability for fraud, including fraudulent misrepresentation.

22.2

Third Party rights: Save as expressly set out in this Agreement, the Parties do not intend that any person who is not a Party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.

22.3

Variations: With the exception of Changes, which shall be subject to clause 0, no variation of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the Parties. A Party is entitled assume that a representative of another Party is authorized to act on that Party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to vary this Agreement.

Fujifilm Ascendis Commercial Supply Agreement	31

22.4

Waiver: No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by either Party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

22.5

Severability: If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement in so far as this Agreement relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement shall not be affected or impaired.

22.6

Counterparts: This Agreement may be executed in any number of counterparts. Either Party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each Party has signed one counterpart.

23.	GOVERNING LAW

23.1

The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, [***] law and subject to clause 17.3 the Parties irrevocably submit to the jurisdiction of the courts of [***].

IN WITNESS of the above the Parties have signed this Agreement on the dates written on the Signature Page to be found after the schedules.

Fujifilm Ascendis Commercial Supply Agreement	32

Schedule 1 Charges

1.	Batch Price

1.1	The Batch Price for the Product is set out in the following table:

[***]

1.2	Notes relating to the above table:

[***]

1.3	The following are included / not included in the Batch Prices for Products:

1.3.1	Batch Prices include:

[***]

1.3.2	Batch Prices do not include:

[***]

1.4	The Batch prices for [***] is set out in the following table:

[***]

1.5	Notes relating to the above table:

1.5.1	[***]

1.6	The following are included / not included in the Batch Prices for [***]:

1.6.1	Batch Prices include:

[***]

1.6.2	Batch Prices do not include:

[***]

1.7	Reference to a “Campaign Price” is to the total of all applicable Batch Prices for a Campaign.

1.8	In respect of each Campaign of Product Customer shall pay:

1.8.1	[***]

1.9	Payments pertaining to clauses [***] above shall be [***], while payments pertaining to clause [***] above shall be [***].

1.10

The Customer agrees that for every Production Year it will pay for the Minimum Annual Quantity even if it places Orders for fewer Batches of the Product than the number of Batches of Product provided for in the Minimum Annual Quantity for that Production Year. Fujifilm will invoice the Customer for any such shortfall in Batches of the Product [***]. In case where the likelihood of such a shortfall has been shared in the JSC, Fujifilm will make Commercially Reasonable Efforts to utilize the Facility during the period during which manufacture of the Batch was intended to take place (“Mitigation Measures”) through the acquisition of new business. Fujifilm shall reduce the invoice by a sum equivalent to [***].

Fujifilm Ascendis Commercial Supply Agreement	33

1.11	In respect of each Campaign of [***] Reagent the Customer shall pay:

1.11.1	[***]

2.	Charges for [***] and Sub-Contracted Work

2.1

In addition to the Batch Price for each Batch, the Customer will pay Fujifilm for Consumables, [***] (the “Pass Through Costs”) at a rate of [***]. The Pass Through Costs shall be payable when invoiced by Fujifilm in accordance with the provisions of paragraphs 2.3 and 2.4 below. [***]

2.2	[***]

2.3	Invoices for raw materials and consumables will be issued as follows:

[***]

On completion of each Campaign, Fujifilm shall calculate the [***] in respect of such Batch [***].

3.	Customer Deliverables and other materials on termination

3.1

Within [***] of termination of this Agreement, the Customer shall notify Fujifilm what (if any) Customer Deliverables the Customer wishes Fujifilm to deliver to the Customer and delivery of those Customer Deliverables shall take place in accordance with clause 7. If the Customer does not give any such notification to Fujifilm within [***] of termination of this Agreement, Fujifilm may destroy such samples and/or cell banks without further notice [***].

Provided that the Customer has paid for any Materials in relation to which payment is due, Fujifilm shall deliver Materials to Customer in accordance with clause 7.

4.	Price Increases

4.1	The Batch Price specified in paragraph 1 of this Schedule 1 shall be adjusted [***] in an amount equal to [***]

4.2	[***]

Fujifilm Ascendis Commercial Supply Agreement	34

Schedule 2 Forecasting and Orders

1.	Minimum and Maximum Orders

1.1.

The Minimum Annual Quantity is the number of Batches of Product that the Customer agrees to pay for during the applicable Production Year as set out in paragraph 1.3 of this Schedule 2 or otherwise determined in accordance with paragraph 1.9 of Schedule 1.

1.2.	The Maximum Annual Quantity is the maximum number of Batches of Product that Fujifilm agrees it can manufacture for the Customer during the applicable Production Year.

1.3.	The Minimum Annual Quantity and Maximum Annual Quantity for the initial Production Years are as follows:

PRODUCTION YEAR	MINIMUM ANNUAL QUANTITY*	[***]	MAXIMUM ANNUAL QUANTITY*
2020	[***]	[***]	[***]

2021	[***]	[***]	[***]

2022 and beyond	As per the forecast mechanism in paragraph 2 of this Schedule 2		As per the forecast mechanism in paragraph 2 of this Schedule 2[***]

*	Batches refers to Batches of Product ([***])

[***]

1.4.	The Minimum Annual Quantity and Maximum Annual Quantity for each Production Year following the period specified in the above table will [***].

1.5.

Fujifilm shall reserve capacity of [***] in addition to the Minimum Annual Quantity. If this additional capacity is not required by the Customer it shall not form part of the Minimum Annual Quantity and will not be factored into the calculation of any shortfall volume in a Production Year (pursuant to clause 8.2).

2.	Forecasting

2.1.

By [***] (each a “Forecast Date”), the Customer shall provide to Fujifilm a forecast of its requirements for Batches of Product for the [***] following the Forecast Date, broken down into 6 (six) month increments (each being a “Half Year”, the first Half Year commencing on the Forecast Date being known as the 1st Half Year and subsequent half Years being numbered accordingly). A reference in this paragraph 2 to the previous forecast shall mean the forecast issued at the immediately previous Forecast Date.

2.2.	Each forecast shall be subject to the following principles:

2.2.1.	the forecast for [***] shall be binding and the subject of an Order made pursuant to paragraph 3;

Fujifilm Ascendis Commercial Supply Agreement	35

2.2.2.	from the Forecast Date that follows [***], the forecast for [***] shall not deviate from the corresponding period in the previous forecast ([***]) by more than [***];

2.2.3.	from the Forecast Date that follows [***], the forecast for [***] shall not deviate from the corresponding period in the previous forecast ([***]) by more than [***];

2.2.4.	prior to the Forecast Date that follows [***]:

2.2.4.1.	the forecast for [***] shall not deviate from the corresponding period in the previous forecast ([***]) by more than [***]; and

2.2.4.2.	the forecast for [***] shall not deviate from the corresponding period in the previous forecast ([***]) by more than [***];

2.2.5.	there shall be no restrictions on deviations in forecasts in [***].

2.3.	[***]

2.4.

The Parties have agreed certain Minimum Annual Volumes, which are detailed in clauses 4.1. No Forecast may be submitted for a quantity of Batches in a period that is less than the corresponding Minimum Annual Quantity.

2.5.	Once a Forecast has been issued to Fujifilm it may not be varied unless the Parties agree a Change.

2.6.

If, in any Production Year, the Customer would like Fujifilm to manufacture a number of Batches in excess of the Maximum Annual Quantity it shall notify Fujifilm in writing and the Parties will promptly discuss such request. Fujifilm may agree (in a Change) to manufacture an agreed number of Batches in excess of the Maximum Annual Quantity if it has sufficient manufacturing capacity to do so ([***]) but nothing in this Agreement shall oblige Fujifilm to supply Batches in excess of the Maximum Annual Quantity in any Production Year unless it has agreed to do so in a Change.

3.	Ordering

3.1.

The Customer will issue a written purchase order (the “Order”) for the Batches of Product it requires to be supplied on the Forecast Date for all Batches of Product included in [***] of the forecast. The first Order placed by the Customer shall commit the Customer to all Batches of Product in [***] of the forecast.

3.2.	Fujifilm shall acknowledge Orders in writing within [***] of receipt.

3.3.	Once acknowledged by Fujifilm Orders are non-cancellable by either Party.

3.4.

Notwithstanding paragraphs 3.1 to 3.3, if the Customer fails to submit an Order for part or all of a binding component of a forecast (which may include binding minimum volume commitments), the Customer shall be deemed to have placed such Order in line with the timescales set out in paragraph 3.1.

3.5.

Orders, Order acknowledgements and/or other similar documentation submitted by either Party in conducting activities under this Agreement are for administration purposes only and (notwithstanding any statement or terms stated within such documentation) shall not add to or modify the terms of this Agreement.

Fujifilm Ascendis Commercial Supply Agreement	36

3.6.

Each order placed by the Customer shall be for [***] ([***]), save that it is acknowledged that the Customer may place Orders for the Intermediate Product recombinant human growth hormone (hGH) or for inclusion bodies for [***].

Fujifilm Ascendis Commercial Supply Agreement	37

Schedule 3 Addresses for Notice

FDBK: Contact: [***] Address: Fujifilm Diosynth Biotechnologies, Belasis Avenue, Billingham, TS23 1LH, England Nominated email address: [***]	Copied to: Contact: [***] Address: Fujifilm Diosynth Biotechnologies, Belasis Avenue, Billingham, TS23 1LH, England Nominated email address: [***]

Customer: Contact: [***] Address: Tuborg Boulevard 12, DK-2900 Hellerup, Denmark Nominated email address: [***]	Copied to: Contact: [***] Address: Tuborg Boulevard 12, DK-2900 Hellerup, Denmark Nominated email address: [***]

Fujifilm Ascendis Commercial Supply Agreement	38

Schedule 4 Customer Deliverables

Supply the [***] in the volumes and by the dates required by Fujifilm to fulfil its commitments to the Customer, and to the specification required as part of the Process. The required amount of [***] will be delivered to Fujifilm no later than [***] before the Product manufacture. [***]

Fujifilm Ascendis Commercial Supply Agreement	39

Schedule 5 Storage Agreement

THIS AGREEMENT is effective from the date of the last signature and is between:

(1)	FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED (a company registered in England under number 5803359) whose registered address is Belasis Avenue, Billingham TS23 1LH (“Fujifilm”); and

(2)	The Customer.

TERMS AND CONDITIONS OF THIS AGREEMENT

1.

Interpretation. The following words or phrases shall have the meaning given to them in the Schedule: “Customer”; “Stored Items”; “Charges”; and “Facility”. The term “Storage Services” shall mean the storage by Fujifilm of the Stored Items in the agreed conditions following adequate procedures, using equipment with adequate safeguards (e.g. alarms and emergency power supply), and all activities ancillary to that storage including, without limitation, taking items into storage and releasing items to Customer.

2.	Term. This Storage Agreement shall come into effect on the Effective Date of the Commercial Supply Agreement.

3.

Storage Services. Fujifilm shall store the Stored Items at the Facility(ies), provided that in each case the location of the Stored Items meets the storage conditions specified in the Schedule. Each Facility shall be compliant with cGMP if applicable. Provision of the Storage Services does not grant Customer exclusivity over any area of a Facility. Fujifilm shall determine, acting reasonably, the distribution of Stored Items between the Facilities and may specify that Stored Items be moved between Facilities in which case clause 5 shall apply.

4.

Delivery of Stored Items. If the Stored Items are not in Fujifilm’s control as at the Effective Date then the Stored Items will be delivered by Customer [***] the Facility (Incoterms 2010). The Stored Items will be delivered to Customer [***] the Facility (Incoterms 2010). [***]

5.

Transportation of Stored Items between Facilities. Unless redistribution of the Stored Items is specifically requested by Customer, Fujifilm shall be responsible for arranging transportation of the Stored Items between the Facilities during the term of this Agreement [***] subject to clause 7.

6.

Packaging of Stored Items. Unless the Stored Items are used by Fujifilm in the manufacture of Product(s), Fujifilm will package the Stored Items ready for transportation and/or delivery [***] and in accordance with Customer’s reasonable written instructions.

7.	Risk in Stored Items. Risk in the Stored Items shall [***].

8.

Ownership of Stored Items and Insurance. The Stored Items shall be the property of Customer unless: (i) expressly stated to the contrary in the Schedule; or (ii) the Stored Items contain Fujifilm proprietary intellectual property.

9.	Charges. In consideration of the Storage Services, Customer shall pay to Fujifilm the Charges according to the schedule.

Fujifilm Ascendis Commercial Supply Agreement	40

10.

Value Added Tax (VAT). If VAT applies to Fujifilm’s services under this Agreement, [***]. If there is any retrospective application of VAT on Fujifilm’s services that have already been performed and invoiced on a VAT exempt basis, or an increased amount of VAT being due as a result of a change in the VAT rate payable or the VAT treatment of the services or a change in the law or practice or interpretation of existing legislation, Fujifilm may invoice Customer for such amounts and Customer will pay those invoices in accordance with clause 9.

11.	Termination. This Storage Agreement shall terminate if and when the Supply Agreement terminates.

12.

Consequences of Termination or Expiry. At the end of this Agreement: (i) Customer shall immediately pay to Fujifilm all outstanding sums whether or not yet invoiced; (ii) Fujifilm shall notify Customer in writing of any Stored Items that remain in the Facilities and, if Customer does not request delivery ([***] at the applicable Facility) within [***] of the notice, Fujifilm may at its discretion dispose of the items [***]; (iii) any provision of this Agreement which expressly or impliedly has effect after termination will continue to be enforceable notwithstanding termination. Termination of this Agreement shall not affect either Party’s accrued right and obligations at the date of termination.

13.	Limitations of Liability. Save that nothing in this Agreement shall limit or exclude any liability which Fujifilm is not permitted to limit or exclude by law; it is agreed that [***]

14.

Confidentiality. Each Party agrees with the other to keep confidential the other Party’s Confidential Information and not to use the other’s Confidential Information save for complying with its obligations under this Agreement. No disclosure may be made to third parties unless (and only to the extent that): (i) to service providers or professional advisors under a duty of confidentiality; and (ii) it is necessary due to statutory or regulatory obligation. “Confidential Information” shall mean the fact of and terms of this Agreement and any other information that is identified as being of a confidential or proprietary nature or that would be regarded as confidential by a reasonable business person.

15.	Notices. Any notice required to be served by either Party to the other shall only be effective if it is in writing and sent to a Party at its registered office for the attention of [***].

16.	Third Parties. No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to it.

17.	Law and Jurisdiction. This Agreement is governed by [***] law and any dispute arising out of the Agreement shall be subject to the non-exclusive jurisdiction of the [***] courts.

Fujifilm Ascendis Commercial Supply Agreement	41

SCHEDULE TO STORAGE AGREEMENT

1.	Customer details

The “Customer” is:

ASCENDIS PHARMA A/S (a company registered in Denmark) whose registered address is Tuburg Boulevard 12, DK-2900 Hellerup, Denmark (“Customer”).

2.	Stored Items, agreed storage conditions, and charges

The following are the Items which may be stored under this Storage Agreement together with the applicable Charges:

[***]

3.	Facilities

The following are the location of the storage facilities used by Fujifilm (each being a “Facility”):

[***]

4.	Charges

At the end of [***], Fujifilm shall prepare a statement specifying for each Stored Item how many units were stored and for how long, and shall issue an invoice to Customer for the total amount, to be paid by Customer within [***].

5.	Inventory reports

Fujifilm will provide a [***] overview summarising the quantities of the various items stored.

Fujifilm Ascendis Commercial Supply Agreement	42

Signature Page of Commercial Supply Agreement

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED:

Signature: /s/ Paul Found

Name: Paul Found

Title: COO

Date: 09 Jan 2019

SIGNED for and on behalf of ASCENDIS PHARMA A/S:

Signature: /s/ Michael Wolff Jensen

Name: Michael Wolff Jensen

Title: Senior Vice President

Date: 18-Dec-2018

Fujifilm Ascendis Commercial Supply Agreement	43